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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT ("Agreement") is made and entered into this 23rd day of October, 1997, by and between Mark W. Ohlendorf, a resident of the State of Kansas (the "Employee"), and Alternative Living Services, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company, Tango Merger Corporation, a Kansas corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Sterling House Corporation, a Kansas corporation ("Sterling"), have entered into that certain Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997 (the "Merger Agreement"), whereby Merger Sub will be merged with and into Sterling, with Sterling as the surviving corporation, and Sterling shall become a wholly owned subsidiary of the Company (the "Merger");

                  WHEREAS, the Employee has been an employee and officer of Sterling;

                  WHEREAS, after the Merger, Sterling, as a wholly owned subsidiary of the Company, will continue to carry on the business previously carried on by Sterling;

                  WHEREAS, the Company desires to employ Employee as an executive officer of the Company effective at the Effective Time (as defined in the Merger Agreement);

                  WHEREAS, the Company, on the one hand, and Employee, on the other hand, desires to enter into this Agreement, pursuant to which Employee will be employed by the Company on the terms and conditions hereinafter set forth, and to make certain other agreements;

                  NOW THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION l. Employment; Effective Date; Waiver of Severance Payments.

                  Subject to the terms and conditions hereof, the Company hereby employs the Employee, and the Employee hereby accepts such employment, commencing as of the Closing Date (as defined in the Merger Agreement). Except as set forth in Section 4.10 hereof, as a condition to the Company entering into this Agreement, the Employee shall waive, and Employee hereby waives, any rights which Employee may have to severance or termination payments, including, but not limited to, rights to salary, bonuses or


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benefits, payable upon the termination of any employment agreement or arrangement which Employee may have in effect with Sterling prior to the Closing Date (the "Sterling Employment Agreement").

SECTION 2.  Position.

                  2.1. Title. The Employee shall serve as an executive officer of the Company with the title of Senior Vice President and, as such, shall report directly to the Chief Financial Officer of the Company; provided, however, that at no time shall the Employee be requested to perform duties which are not commensurate with his status as an executive officer of the Company. Employee also consents to serve, without additional compensation, if elected, as a director of the Company.

                  2.2 Location. Employee's location of employment shall be at Sterling's principal executive offices in Wichita, Kansas; provided, however, that Employee agrees to relocate his residence to Wisconsin on or after June 1, 1998 and that thereafter the location of his employment shall be at the Company's principal executive offices in Brookfield, Wisconsin; provided, further, that the Company may not transfer Employee to any other location without Employee's prior written consent unless the transfer results from the relocation of the Company's principal executive offices and the actual relocation thereto of other executive officers of the Company holding positions and responsibilities comparable to those of Employee.

                  2.3. Responsibilities. The Employee shall have such responsibilities as are directed by the President of the Company from time to time. The Employee agrees to devote his time during normal business hours to the business and affairs of the Company (except as otherwise provided herein), to use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement, to the extent necessary to discharge such responsibilities. This shall not preclude the Employee from (i) performing services on civic or charitable boards or committees not significantly interfering with the performance of his responsibilities under this Agreement, and (ii) taking periods of vacation and sick leave to which the Employee is entitled.

SECTION 3.  Term.

                  3.1. Term. The initial term of employment of the Employee (the "Initial Term") hereunder shall commence on the Closing Date and shall continue until the earlier (a) the first anniversary date of the Closing Date or (b) the occurrence of any of the following events:


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                           (i) the death or disability of the Employee
                  (disability meaning a physical illness or incapacity that prevents the Employee from performing all of the substantial and material duties of Employee's then current position of employment with the Company; provided, however, that a disability shall be considered to exist only if the Employee is prevented for a period of three (3) consecutive months following the date such condition commenced and at the end of such three (3) month period Employee remained so prevented, or if, prior to the expiration of such three (3) month period, the Employee's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in the Employee's current disabled condition may be reasonably expected to prevent the Employee from performing all of the substantial and material duties of Employee's then current position of employment with the Company for a period of at least six (6) consecutive months;

                           (ii) the mutual written agreement of the parties
                  hereto to terminate the Employee's employment hereunder;

                           (iii) the Company's termination of the Employee's
                  employment hereunder for "cause." For purposes of this Agreement, "cause" for termination of the Employee's employment shall exist only (x) if the Employee is convicted of, or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (y) if the Employee has engaged in conduct or activities materially damaging to the Company, monetarily or otherwise (it being understood, however, that neither conduct nor activities pursuant to the Employee's exercise of Employee's good faith business judgment nor unintentional physical damage to any property of the Company by the Employee shall be a ground for such a determination by the Company); or (z) if the Employee has willfully and continuously failed to substantially perform Employee's duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has not substantially performed those duties, and the Employee has failed to resume substantial performance of such duties on a continuous basis within fourteen (14) days after receiving such demand. Termination for cause shall be made only upon vote of not less than a majority of the directors then in office, after reasonable notice to the Employee and an opportunity

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                  for the Employee, together with counsel, to be heard
                  before a duly called meeting of the Board; or

                           (iv) the Employee's termination of employment with
                  the Company for "good reason" upon reasonable notice to the Company. For purposes of this Agreement "good reason" shall exist if (x) the Company materially fails to comply with any of the provisions of this Agreement, other than isolated, insubstantial or inadvertent failures not occurring in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Employee, or (y) the Company changes the duties of the Employee hereunder in any manner which constitutes a diminution of the duties to be performed by the Employee under this Agreement.

The Initial Term hereof, and any renewal term, shall be automatically renewed for an additional one (l) year period unless either the Employee or the Company gives notice to the other party that it does not wish to renew this Agreement at least ninety (90) days preceding the expiration of the Initial Term or any renewal term, as the case may be.

                  3.2. Payments Upon Termination. If Employee's employment is terminated by the Company for "cause" or by the Employee for any reason other than "good reason," the Company shall pay Employee the Base Salary (as defined below) through the effective date of termination at the rate in effect when notice of termination is given, and the Company shall have no further obligations to the Employee under this Agreement, subject to the rights and benefits the Employee may have under employee benefits plans and programs of the Company in existence as of the effective date of such termination, if any, which shall be determined in accordance therewith. If the Employee's employment is terminated by the Company for any reason other than for "cause" or by Employee for "good reason," the Company shall continue to pay Employee the Base Salary at the rate in effect at the time a notice of termination is given, together with any applicable bonuses and rights and benefits the Employee may have under employee benefits plans and programs of the Company in existence as of the date of such termination, all for the twelve (12) month period following such termination (the "Extended Period"); provided, however, such payments of Base Salary and provision of bonuses, rights and benefits hereunder during the Extended Period shall not be due and payable by the Company to Employee if Employee (i) shall violate the provisions of Section 5 hereof or (ii) during the Extended Period shall engage in or render any services to or be employed by any Competing Business (as defined below) in the Area (as defined below) in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than one percent (1%) of the shares of a publicly-owned corporation

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whose shares are traded on a national securities exchange or in the NASDAQ
National Market System).

SECTION 4.  Compensation.

                  4.1. Base Salary. For the Initial Term of employment hereunder, Employee shall be paid a salary (the "Base Salary") at the annual rate of One Hundred Ninety Thousand Dollars ($190,000), payable in equal installments in accordance with the payroll payment practices from time to time adopted by the Company, subject to required payroll withholding provisions. Employee's Base Salary shall be reviewed annually by the Board of Directors of the Company, a committee thereof or the President, but shall in no event be reduced to less than Employee's initial Base Salary as provided above without the consent of Employee.

                  4.2. Not Used.

                  4.3. Incentive Bonuses. As additional compensation hereunder, the Company may, in the sole discretion of the Board of Directors, pay Employee an annual bonus (the "Annual Bonus") for each fiscal year during the term of the Employee's employment hereunder. Subject to Section 3.2 of this Agreement, if the Employee's employment hereunder is terminated pursuant to the terms of this Agreement prior to the end of a calendar year, the Employee's Annual Bonus with respect to that year shall be prorated for such portion of that year as Employee was employed by the Company.

                  4.4. Stock Options. The Board of Directors of the Company shall grant to Employee, as of the Closing Date, options to purchase the number of shares of common stock of the Company (the "Common Stock") equal to the quotient of $285,000 divided by the closing sales price of the Common Stock as reported by the American Stock Exchange on the Closing Date (the "Closing Date Price") pursuant to the terms of the Company's Amended and Restated 1995 Incentive Compensation Plan, which options shall have an exercise price per share equal to the Closing Date Price and which options shall vest and first become exercisable at the rate of 25% per year on the first, second, third and fourth anniversary of the date of grant. Such options shall no longer be exercisable as of and following the tenth (10th) anniversary of the date of grant of such options.

                  4.5.     Insurance.

         (a) Life and Other Insurance. The Company shall provide to the Employee such term life and group travel, accident, accidental death and dismemberment insurance and long and short term disability insurance, or their equivalents, as is provided from time to time for other executive officers of the Company of comparable stature and title. The Company shall be entitled, at its sole option and expense, to arrange for and keep in effect,

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during the term of the Employee's employment hereunder, so long as Employee is insurable, key man insurance on the Employee in an amount determined by the Board of Directors, such policy or policies to name the Company or its designee as the beneficiary under such policy or policies. The Employee shall reasonably cooperate with the Company in procuring such key man insurance as the Company shall elect to purchase.

         (b) Medical Insurance. During the term of the Employee's employment hereunder, the Company shall, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for the Employee and his family, as is provided from time to time for executive officers of the Company of comparable stature and title.

                  4.6. Vacation. The Employee shall be entitled to paid vacation during each year of employment hereunder in accordance with the Company's vacation policy for executive employees. For purposes of determining the number of vacation days to which the Employee is entitled pursuant to the Company's vacation policy, the Employee shall be entitled to credit for his time as an employee of Sterling.

                  4.7. Retirement Benefits. During the term of employment hereunder, the Employee shall have the same rights as comparable executive officers of the Company to participate in all profit-sharing, pension and other retirement plans as are now, or as may hereafter be, established by the Company for such executives.

                  4.8. Out-of-Pocket Expenses. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with the performance of his duties hereunder upon presentation to the Company of appropriate vouchers therefor.

                  4.9. Automobile. During the term of Employee's employment hereunder, the Company shall pay to the Employee an automobile allowance of $600.00 per month, plus mileage in accordance with the Company's mileage reimbursement policy, as in effect from time to time.

                  4.10 Moving and Relocation Expenses. In addition to the salary and benefits set forth in this Section 4, the Company shall provide to Employee the following benefits in connection with his moving and relocating to
Wisconsin:

                  (i) the Company agrees that, to the extent that the Employee has not received benefits to which he is entitled pursuant to Section 10 of the Sterling Employment Agreement as of the commencement of Employee's employment hereunder, the Employee shall be entitled to receive such benefits from the Company.

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             (ii) until such time as Employee shall have completely relocated to
         Wisconsin, the Company shall (A) provide Employee a two (2) bedroom furnished apartment (at a monthly rental rate not to exceed $1500.00), and (B) reimburse Employee for all reasonable costs and expenses in commuting from Wichita, Kansas to Brookfield, Wisconsin.

            (iii) the Company shall pay on behalf of Employee or reimburse Employee, at Employee's option, for the actual costs paid to third parties relating to Employee's relocation to Wisconsin, including, but not limited to, (a) reasonable moving company expenses and insurance,
         (b) reasonable travel expenses for Employee and his spouse from Kansas to Wisconsin in order to enable Employee and his spouse to locate a suitable residence in Wisconsin, and (c) reasonable selling costs incurred in selling Employee's principal residence in Kansas.

SECTION 5.  Restrictive Covenants.

         (a) Employee acknowledges that the covenants herein are necessary to protect the goodwill and other value of the Company and in view of the unique and essential nature of the services Employee is to perform hereunder, the irreparable injury that would befall the Company should Employee breach such covenants.

         (b) The Employee further acknowledges that Employee's services to be provided hereunder are of a special, unique and extraordinary character and that Employee's position with the Company will place Employee in a position of confidence and trust with the customers and other employees of the Company and allow Employee access to Confidential Information (as defined below).

         (c) The Employee further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent the Employee from earning a livelihood.

         (d) The Employee further acknowledges that (i) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (ii) the Company conducts its business activity in and throughout the Area (as defined below); and (iii) Competing Businesses (as defined below) are engaged in businesses like and similar to the business of the Company.

         (e) Having acknowledged the foregoing, the Employee covenants and agrees with the Company that Employee will not, directly or indirectly:

                           (i) while in the Company's employ and after the termination of his employment for any reason whatsoever

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                  (whether voluntarily or involuntarily), disclose, use or
                  otherwise exploit, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Employee or of which the Employee became aware by reason of his employment with the Company;

                           (ii) while in the Company's employ and through the
                  period ending eighteen (18) months after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or executive employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company); and

                           (iii) while in the Company's employ and through the
                  period ending twelve (12) months after the termination of his employment (whether voluntarily or involuntarily) for any reason whatsoever, except for (x) termination by the Company without cause or (y) termination by the Employee for "good reason" or (z) expiration of the Initial Term without renewal pursuant to Section 3.1 hereof by virtue of notice of nonrenewal given by the Company to the Employee pursuant to
                  Section 3.1 hereof, engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management or strategic consultant or shareholder (other than as the owner of less than one (l%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or on the NASDAQ National Market System).

         (f) The Employee agrees that upon the termination of Employee's employment for any reason whatsoever (whether voluntarily or involuntarily), Employee will not take with Employee or retain without written authorization, and Employee will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in Employee's possession or under Employee's control.

         (g) For purposes of this Section 5, the term (i) "Area" means a twenty-five (25) mile radius of any congregate living community or assisted living or specialty care facility owned, managed or operated by the Company at the time the Employee's employment hereunder is terminated; (ii) "Competing Business" means the business of developing, owning, acquiring or operating assisted living facilities, specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's

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disease or congregate living communities; and (iii) "Confidential Information"
means any and all data, knowledge and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be obtained by or disclosed to the Employee or of which the Employee became or becomes aware as a consequence of or through Employee's relationship with the Company and that has value to the Company and is not generally known by its competitors, provided, however, that no information will be deemed confidential unless it is known to the Employee to be confidential information or has been reduced to writing and marked clearly and conspicuously as confidential information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's financial affairs, processes, services, customers, executive officers or employees compensation, research, development, purchasing, accounting or marketing.

         (h) The Employee acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this
Section 5 and that damages arising out of such breach would be difficult to ascertain. The Employee hereby agrees that, in addition to any other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Employee of any covenant contained in this Section 5. The parties hereto agree that all references to the Company in this Section 5 shall include, unless the context otherwise requires, all subsidiaries and affiliates of the Company.

SECTION 6. Miscellaneous.

                  6.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Employee, Employee's executor, administrator, heirs, personal representatives, successors and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of the Employee may not be assigned or delegated.

                  6.2. Governing Law. This Agreement shall be deemed to be made in, and all respects shall be interpreted, construed, enforced and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to any principles of conflicts of laws.

                  6.3. Invalid Provisions. The parties hereto agree that the agreements, provisions and covenants contained in this

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Agreement (including, without limitation, the agreements, provisions and covenants contained in Section 5 hereof) are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant or its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and the Employee. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

                  6.4. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.5. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

         (a)      If to the Employee, addressed to:

                                    Mark W. Ohlendorf
                                    Sterling House Corporation
                                    453 S. Webb Road
                                    Suite 500
                                    Wichita, Kansas 67207
                                    Facsimile:        (316) 684-8948

         (b)      If to the Company, addressed to:

                                    Alternative Living Services, Inc.
                                    450 N. Sunnyslope Road
                                    Suite 300
                                    Brookfield, Wisconsin 53005
                                    Attention:     President
                                    Facsimile:     (414) 789-6677

                  with a copy to:

                                    Rogers & Hardin LLP
                                    2700 International Tower
                                    Peachtree Center
                                    229 Peachtree Street, N.E.
                                    Atlanta, Georgia 30303
                                    Attention:      Alan C. Leet, Esq.
                                    Facsimile:      (404) 525-2224


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or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

                  6.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  6.7. Waiver of Breach. The waiver by the Company or by the Employee of a breach of any provision, agreement or covenant of this Agreement by the Employee or by the Company, respectively, shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision agreement or covenant.

                  6.8. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement replaces in its respective entirety any and all prior agreements, arrangements, understandings or commitments between the Company and/or any of its predecessors and affiliates and the Employee relating to the Employee's employment or other services rendered to or for the benefit of the Company and/or any of its predecessors and affiliates. This Agreement may be modified only by written instrument signed by each of the parties hereto.


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                  IN WITNESS WHEREOF, the Employee has duly executed, and the
Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.


                                    COMPANY:


                                    ALTERNATIVE LIVING SERVICES, INC.



                                    By:  _________________________________
                                    Its: _________________________________



                                    EMPLOYEE:


                                    ______________________________________
                                    Mark W. Ohlendorf







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